Exhibit 10.48
AGREEMENT
      THIS AGREEMENT (“Agreement”) made as of this 7th day of August, 2007, between SOVEREIGN BANK, a federal savings bank (the “Bank”), and SALVATORE J. RINALDI, an individual (the “Officer”).
WITNESSETH:
     WHEREAS, the Bank is a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania business corporation and savings and loan holding company (“Sovereign”); and
     WHEREAS, the Bank an the Officer have been parties to employment-related agreements, and amendments thereto, over the course of several years;
     WHEREAS, the Bank and the Officer desire to enter into a new agreement which amends, restates and supersedes all existing and prior employment-related agreements between them.
AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Employment. The Bank hereby employs the Officer, and the Officer hereby accepts employment with the Bank, on the terms and conditions set forth in this Agreement, effective as of the date first set forth above. The Bank agrees that the Officer shall not be required to relocate his office more than fifty (50) miles from Hartford, Connecticut.
     2. Duties of Employee. The Officer shall perform and discharge such duties as may be reasonably assigned to the Officer from time to time by the Chief Executive Officer of the Bank. The Officer’s duties shall be consistent with his title and shall not be unreasonably or materially changed, considering his role in the Company; provided, however, that nothing herein shall preclude his promotion. The Officer shall devote his full business time to the business of the Bank and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity. However, this Section 2 shall not be construed as preventing the Officer from (a) investing the Officer’s personal assets or (b) being involved in any other activity with the prior approval of the Chief Executive Officer of the Bank. The

Officer shall have the title of Chief of Staff to the Chief Executive Officer of Sovereign Bank, reporting directly to the Chief Executive Officer of the Bank.
     3. Term of Employment. The Officer’s employment under this Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on the date that is three (3) years subsequent thereto, provided that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending three (3) years subsequent to such anniversary date, unless sooner terminated in accordance with one of the following provisions:
     (a) The Officer’s employment under this Agreement may be terminated at any time during the Employment Period for “Cause,” by action of the board of directors of the Bank. As used in this Agreement, “Cause” means any of the following events:
     (i) the Officer is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude;
     (ii) the Officer repeatedly fails to follow the lawful instructions of the Chief Executive Officer of the Bank;
     (iii) the Officer violates the Bank’s Code of Conduct;
     (iv) a government regulatory agency recommends that the Bank relieve the Officer of his duties;
     (v) the Officer willfully violates any material statute or regulation (other than traffic violations or similar offenses), or any final cease and desist order applicable to Sovereign or the Bank;
     (vi) the Officer engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Officer at the expense of the Bank;

     (vii) the Officer commits an act of willful misconduct, intentionally fails to perform stated lawful duties, or performs his duties under this Agreement in an incompetent manner; or
     (viii) the Officer materially breaches any material provision of this Agreement.
If the Officer’s employment is terminated under the provisions of this Section 3(a), then all rights of the Officer under Section 4 shall cease as of the effective date of such termination.
     (b) The Officer’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Chief Executive Officer of the Bank, upon giving written notice of such termination to the Officer at least thirty (30) days prior to the date upon which such termination shall take effect. If the Officer’s employment is terminated under the provisions of this Section 3(b), then the Officer shall be entitled to receive the compensation and benefits set forth in Section 5. For purposes of this Section 3(b), (i) a material adverse change in the Officer’s duties or responsibilities following a Change in Control of Sovereign, or (ii) a violation by the Bank of the last sentence of Section 1 hereof shall be deemed to be a termination of the Officer’s employment without Cause and the Officer shall be permitted to resign and receive the compensation and benefits set forth in Section 5.
     (c) If the Officer retires or dies, the Officer’s employment under this Agreement shall be deemed terminated as of the date of the Officer’s retirement or death, and all rights of the Officer under Section 4 shall cease and any other amounts or benefits payable to the Officer shall be determined in accordance with the retirement and insurance programs of the Bank then in effect. For purposes of this Agreement, the term “retirement” shall mean voluntary termination on or after age sixty-five (65).
     (d) If the Officer is incapacitated by accident, sickness, or otherwise so as to render the Officer mentally or physically incapable of performing the services required under this Agreement, notwithstanding reasonable accommodation, for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Chief Executive Officer of the Bank, the Officer’s employment under this Agreement may be terminated immediately. If the Officer’s employment is terminated under the provisions of this Section 3(d), then all rights of the Officer under Section 4 shall cease as of the last business day of the week in which such termination occurs and any other amounts or benefits payable to the Officer shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.
     (e) The Officer’s employment under this Agreement may be terminated by the Officer at any time during the Employment Period for any or no reason, by giving written notice of such termination to the Chief Executive Officer of the Bank at least thirty (30) days prior to the date upon which such termination is to take effect. If the Officer terminates his employment under the provisions of this Section 3(e), then all rights of the Officer under Section 4 hereof shall cease as of the effective date of such termination.
     (f) Notwithstanding anything in this Section 3 to the contrary, no extension of the Employment Period may occur unless such extension is formally approved by the Bank’s board of directors in the manner required from time to time by the Office of Thrift Supervision.
     4. Employment Period Compensation. The Officer shall be entitled to all benefits offered by the Bank to executives holding comparable positions to those of the Officer, including, but not limited to, the following:
     (a) Salary. The Bank shall pay the Officer a salary, during the Employment Period, at an annualized rate of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) per year, payable bi-weekly (or in such manner as other Bank officers are paid). Effective April 1, 2008, and annually thereafter, the Officer shall be considered for increases, but not decreases, based on exemplary performance since the last review of his salary level. Any increases in the Officer’s salary shall be considered amendments to this Section 4(a) to reflect the increased amount, effective as of the date established for such increase.

     (b) Bonus. The Bank shall pay the Officer bonuses, during the Employment Period, in such amounts and at such times as may be approved by the Board of Directors of the Bank in its discretion. For the purpose of determining any annual bonus to which the Officer may become entitled under a bonus plan maintained from time to time for Bank officers, the Officer shall be deemed to have a “target incentive amount” of $225,000.
     (c) Other Benefits. The Officer shall be entitled to participate in the Bank’s tax-qualified employee benefit plans and the Bank shall provide the Officer, during the Employment Period, with insurance, vacation, pension, and other fringe benefits in the aggregate not less favorable than those received by other comparable officers of the Bank.
     (d) Grade Level. Until further increased by appropriate corporate action, the Officer shall be considered to be within Salary Grade 21 for Human Resources and related purposes.
     5. Rights in Event of Certain Termination of Employment Before Change in Control Announcement.
     (a) In the event that the Officer’s employment is terminated by the Bank without Cause during the Employment Period, before the occurrence of the announcement of a transaction involving an actual or potential Change in Control, the Officer shall be entitled to receive the amounts and benefits set forth in this Section 5:
     (i) annual salary otherwise accrued or payable through the date of termination of employment; and
     (ii) the greater of (A) continued payments of base salary then in effect through the end of the Employment Period or a period of thirty-six (36) months, whichever is longer, or (B) a lump sum severance payment equal to the severance payment due under Sovereign’s or the Bank’s Severance Pay Plan applicable to the Officer at the time of termination; provided, in either case, that the Officer executes Sovereign’s standard form of release and waiver.

     (b) Any lump-sum payment required by Section 5(a) shall be paid in cash not later than the thirtieth (30th) day following the date of termination of employment.
     (c) The Officer shall not be required to mitigate the amount of any payment provided for in this section by seeking employment or otherwise nor shall the amount of any payment provided for in this section be reduced or offset by the Officer’s subsequent employment.
     (d) The Officer agrees that the amounts set forth in this Section 5 constitute the Officer’s sole and exclusive remedy, contractual or otherwise, in the event of a termination by the Bank of the Officer’s employment without Cause before the announcement of a transaction involving an actual or potential Change in Control.
     5A. Rights in Event of Certain Terminations of Employment on or After the Occurrence of a Change in Control Announcement.
     (a) Events Giving Right to Terminate for Good Reason. If a public announcement of a transaction involving an actual or potential Change in Control occurs, and concurrently therewith or during a period of eighteen (18) months thereafter, an event constituting Good Reason also occurs with respect to the Officer, he may terminate his employment in accordance with the provisions of Section 5A(b) and, thereupon, will become entitled to the payments and benefits described in Sections 5A(e) and 5A(f). As used in this Agreement, the term “Good Reason” means any of the following events:
     (i) the involuntary termination of the Officer’s employment, other than an involuntary termination permitted in Sections 3(a) and (d);
     (ii) a reduction in the Officer’s base compensation below a level that was in effect immediately prior to the public announcement;
     (iii) the failure to provide the Officer with a total compensation package (salary, welfare and pension benefits, stock options and a bonus plan evaluated on the basis of bonus potential) reasonably comparable to the compensation package provided to the Officer immediately prior to the public announcement;

     (iv) the permanent reassignment of the Officer to a principal office which is more than fifty (50) miles from his primary residence as of the date of the public announcement; and
     (v) any material breach of this Agreement by the Officer’s employer at any relevant time, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Officer.
For purposes of interpreting Clause (v) above, an uncured change in reporting responsibility, as then in effect under Section 2, shall be deemed a material breach of this Agreement.
     (b) Notice of Termination. Upon the occurrence of an event of Good Reason subject to Section 5A(a), the Officer may, within ninety (90) days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sovereign, whereupon he will become entitled to the payments and benefits described in Sections 5A(e) and 5A(f). In the case of a termination described in Section 5A(a)(i), the Officer shall confirm his involuntary termination, in writing, within ninety (90) days of the date of such termination, and such confirmation will be deemed a Notice of Termination.
     (c) Change in Control Defined. As used in this Agreement, “Change in Control” means the first to occur of any of the following events:
     (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except for any of Sovereign’s employee benefit plans, or any entity holding Sovereign’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of Sovereign’s securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”),

between Sovereign and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of November 22, 2005) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;
     (ii) there occurs a contested proxy solicitation of Sovereign’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities;
     (iii) a binding-written agreement is executed (and, if legally required, approved by Sovereign’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of Sovereign or of the Bank to another entity, except to an entity controlled directly or indirectly by Sovereign;
     (iv) the shareholders of Sovereign approve a merger, consolidation, or other reorganization of Sovereign, unless:
     (A) under the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation or reorganization, the shareholders of Sovereign immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of Sovereign resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
     (B) under the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors of Sovereign immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and
     (C) based on the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) Sovereign or any Subsidiary of Sovereign, (B) any Benefit Plan, (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
     (v) a plan of liquidation or dissolution of Sovereign, other than pursuant to bankruptcy or insolvency laws, is adopted;
     (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors of Sovereign cease for any reason to constitute at least a majority of the Board of Directors of Sovereign unless the election, or the nomination for election by Sovereign’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
     (vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between Sovereign and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.
     (viii) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sovereign.

Notwithstanding Clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of Sovereign’s securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities solely as a result of an acquisition by Sovereign of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of Sovereign’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of Sovereign’s then outstanding securities by reason of share purchases by Sovereign and shall, after such share purchases by Sovereign, become the beneficial owner, directly or indirectly, of any additional voting securities of Sovereign (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of Sovereign shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of Sovereign be deemed to occur under Clause (a) with respect to Benefit Plans.
     (d) Termination of Proposed Change in Control Transaction. If, following a public announcement described in Subsection (a), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment or the giving of a Notice of Termination during the interim period shall be determined without regard to this subsection.
     (e) Rights Under This Section. In the event the Officer validly and timely delivers a Notice of Termination to Sovereign, he will be entitled to receive the following payments and benefits:
     (i) Basic Payments. The Officer will be paid an amount equal to three (3) times the sum of (A) the highest annualized base salary paid to him during the year of termination or the immediately preceding two (2) calendar years, and (B) the highest bonus paid to him with respect to one of the three (3) calendar years immediately preceding the year of termination. Such amount will be paid to the Officer in thirty-six (36) equal monthly installments (without interest), beginning thirty (30) days following the date of termination of employment. For purposes of this Paragraph (i), to the extent necessary, base salary and bonuses with any predecessor of Sovereign or an affiliate thereof shall be taken into account.
     (ii) Health and Medical Benefits. For a period of three (3) years from the day of termination of employment, the Officer shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him at his employer’s cost during the two-year period immediately preceding such termination. To the extent such benefits cannot be provided under a plan because the Officer is no longer an employee of the employer, a dollar amount equal to the after-tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be paid to him periodically, as appropriate.
     (f) Legal Expenses. The Officer shall be paid all reasonable legal fees and expenses when incurred by the Officer in seeking to obtain or enforce any right or benefit provided by this Section 5A, provided he acts in good faith with respect to issues raised.
     (g) No Mitigation or Offset. The provisions of Section 5(c) shall apply to payments made and benefits provided under Section 5A.
     (h) Exclusive Remedy. The Officer agrees that the payments made and benefits provided under Section 5A shall constitute the Officer’s sole and exclusive remedy, contractual or otherwise, in the event of a termination for Good Reason under this section.
     6. No Disclosure of Confidential Information. The Officer agrees that all customer lists, dealer lists, files and records now or hereafter used by the Bank are the property of the Bank and are its trade secrets. Accordingly, the Officer acknowledges that the Bank’s trade secrets as they may exist from time to time and other confidential information concerning the Bank’s business, products, promotion, pricing techniques, business plans, customer lists and credit and financial data concerning customers are valuable, special and unique assets of the Bank, access to and knowledge of which are essential to the performance of the Officer’s duties under this Agreement. The Officer further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Officer as a result of employment by the Bank shall be considered confidential information and shall not be disclosed without the Bank’s consent. The provisions of the preceding sentence shall apply during the Officer’s employment and following the termination thereof for any reason. The provisions of this section may be enforced in the same manner as described in Section 19. Nothing contained herein shall be deemed to preclude the Officer from responding to requests for information or inquiries from the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.
     6A. Covenant Not to Compete, Non-Solicitation of Customers and Employees — In General. If the Officer voluntarily leaves employment hereunder during the term of this Agreement, but before the announcement of a transaction involving an actual or potential Change in Control, or in the event of his termination under circumstances not qualifying for payments and benefits under Section 5A, he agrees that, for a period of twelve (12) months following the date of the termination of his employment, he shall not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by the Bank within fifty (50) miles of any county in which Sovereign or its affiliates, including the Bank, are conducting such business at the date of termination of his employment. Nor during such period shall the Officer solicit customers or employees of Sovereign or any of its affiliates, including the Bank, to cease doing business, in whole or in part, or cease employment with Sovereign or any of its affiliates, including the Bank. To the extent the restrictions in this Section 6A are legally held to be unreasonable, they shall not be void, but shall be modified to the extent necessary to make such restrictions reasonable. The provisions of this section may be enforced in the same manner as described in Section 19.
     7. Notwithstanding anything contained herein to the contrary, if the Officer is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(c)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”), the Bank’s obligations hereunder shall be suspended as of the date of service unless stayed by appropriate judicial proceedings; provided, however, that, if the charges are dismissed, the Bank shall (i) pay the Officer all of the compensation withheld during such suspension and (ii) reinstate all of its obligations hereunder which were suspended.
     8. Notwithstanding anything contained herein to the contrary, if the Officer is removed or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(a)(4) or (g)(1) of the FDIA, all obligations of the Bank hereunder shall terminate as of the effective date of such order; provided, however, that any rights of the Officer that have already vested shall not be affected by such action.
     9. (a) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this Section 9(a) shall not affect any vested rights of the Officer.
        (b) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank (i) by the Director (the “Director”) of the Office of Thrift Supervision, or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA or (ii) by the Director, or his or her designee, at the time the Director, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition; provided, however, that any rights of the Officer that have already vested shall not be affected by such action.
     10. All payments made to the Officer pursuant to this Employment Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder. Notwithstanding the preceding sentence, but only to the extent permitted under 12 U.S.C. §1828(k), in the event that the amounts and benefit payable under this Agreement, when added to other amounts and benefits which may become payable to the Officer by the Bank and relevant affiliates of the Bank, are such that the Officer becomes subject to the excise tax provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on the amount of such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to potential income and employment taxation. For purposes of the preceding sentence, the Officer shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this section shall be made by independent accountants of the Bank’s choice, subject to the right of the Officer’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required, but in no event later than the time required by regulations promulgated under Code Section 409A. In the event any amount paid hereunder is subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     In the event the Bank’s regulator declines to permit the payment of the tax gross-up amounts described above, the payments and benefits provided to the Officer under this Agreement shall be limited to the amount permitted by Code Section 280G (or, if less, 12 U.S.C. § 1828(k)). The timing of any payments and the provision of any benefits (and the manner of their provision), in such case, shall be consistent with a good faith interpretation of Code Section 409A.
     11. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Officer, in the case of notices to the Officer, and to the principal office of the Bank, in the case of notices to the Bank.
     12. Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Officer and an executive officer of the Bank specifically designated by the Board of Directors of the Bank. No waiver by any party hereto at any time of any breach by any other party hereto of, or Compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Assignment. This Agreement shall not be assignable by either party hereto, except by the Bank to any successor in interest to the business of the Bank, provided that the Bank (if it remains a separate entity) shall remain fully liable under this Agreement for all obligations, payments and otherwise.
     14. Entire Agreement; Other Arrangements Superseded. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties to which the Officer is a party.
     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles, unless and to the extent preempted by the laws of the United States of America.
     17. Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     18. Other Rights. Except as otherwise provided herein, nothing herein shall be construed as limiting, restricting or eliminating any rights the Officer may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that no severance benefits shall be paid to him under any severance benefit plan of Sovereign or the Bank unless they become payable under Section 5(a)(ii).
     19. Nonsolicitation of Employees and Customers — Section 5A Applicable. In the event the Officer becomes entitled to benefits under Section 5A, rather than Section 5, he shall refrain from directly or indirectly soliciting, for employment or business relationship purposes, employees and customers of Sovereign, the Bank or any affiliate of either as of the date of his termination of employment. In the event of a breach of this section, the Officer’s right to payments and benefits under Section 5A shall immediately terminate. The Bank shall be entitled to recover any payments or benefits made following commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to precluded continued violation of this section.
     20. Certain Code Section 409A Matters. Notwithstanding anything in this Agreement to the contrary, if, at the time of the Officer’s termination of employment with the Bank, he is a “specified employee” within the meaning of such term under Code Section 409A and the deferral of the commencement of the payment or provision of any amounts or benefits to be paid or provided to him is required, then the Bank will defer the commencement of the payment or provision of such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Officer and without the payment of any interest on the required deferrals) until the date that is six (6) months following the Officer’s termination of employment (or the earliest date that is permitted by Code Section 409A under the circumstances).
     The Officer acknowledges that final regulations under Code Section 409A have been promulgated and that the terms of the Amended Employment Agreement, as further amended by this Amendment #2, may be required to be amended, on or before December 31, 2007, to comply therewith. Accordingly, the Officer agrees to reasonably cooperate with the Bank in connection with any amendment required by such Code section

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

SOVEREIGN BANK

	By	/s/ SALVATORE RINALDI

(SEAL)
Attest:

	/s/ Salvatore J. Rinaldi	(SEAL)

Salvatore J. Rinaldi

Agreed to the 7th day of August, 2007.

SOVEREIGN BANCORP, INC.

By	/s/ Thomas J. McAuliffe
Dir. of Human Resources

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